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                                                                  Exhibit 2.b

                              DATED JUNE 15, 1997

                              (1) KENNAMETAL INC.

                                      AND

                             (2) J&L AMERICA, INC.

                                      AND

                         (3) KENNAMETAL HERTEL LIMITED

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              INTRA GROUP ASSET CONTRIBUTION AND TRANSFER AGREEMENT

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DATE:  June 15, 1997

PARTIES:

(1) KENNAMETAL INC., a company incorporated in the Commonwealth of Pennsylvania, USA, whose principal place of business is at State Route 981 South, Westmoreland County Airport, Latrobe, PA 15650, USA (the "Transferor").

(2) J&L AMERICA, INC., a company incorporated in the State of Michigan, USA whose principal place of business is at Livonia Executive Park, 31800 Industrial Road, Livonia, MI 48151-3359, USA (the "Transferee").

(3) KENNAMETAL HERTEL LIMITED, a company incorporated in England with registered number 3338355, whose registered office is at The Pensnett Estate, P.O. Box 2, Kingswinford, West Midlands DY6 7YX ("KHL").

RECITALS:

A. The Transferor operates in the United Kingdom through its branch, Kennametal Hertel UK; registered number FC 015111-BR09585.

B. The Transferee is a wholly-owned subsidiary of Transferor and will operate in the United Kingdom on completion through its branch J&L Industrial Supply UK; registered number in process.

C. The Transferor markets, manufactures and distributes a broad range of tools, industrial supplies and accessories for the metalworking, mining and highway construction industries.

D. The Transferor has agreed with effect from the Transfer Date to contribute, as a capital contribution, and otherwise transfer and the Transferee has agreed to accept the Business, and the Assets used in it, as a going concern on the terms and subject to the conditions set out in this Agreement. Simultaneously herewith, the Transferor has entered into an Intra Group Asset Contribution and Transfer Agreement with KHL whereby Transferor will transfer contemporaneously herewith to KHL the Excluded Assets (as defined herein).

TERMS AGREED:

1.       DEFINITIONS:

         In this Agreement:

1.1 Where the context so admits the following words and phrases have the following meanings:

         "ACCOUNTS" means the financial statements of the Transferor in relation to the Business as at and for the accounting reference period which ended on the Accounting Date (comprising a balance sheet and profit and loss statement);

         "ACCOUNTING DATE" means June 30, 1996;


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         "ACCOUNTS RECEIVABLE" means all book debts, notes receivable and other rights to payment arising from the operation of the Business before the Transfer Date;

         "ASSETS" means the assets agreed to be transferred as more particularly described herein;

         "THE BUSINESS" means the Business of marketing through catalogues, telemarketing and mail order and distributing a broad range of metalworking tools, industrial supplies and related products as carried on by the Transferor in the UK under the trading name "J&L Industrial Supply," through its branch on the Transfer Date at the Property;

         "THE CASH BALANCES" means the bank balances held by the Transferor on the Transfer Date for the purposes of the Business;

         "EMPLOYEES" means the employees of the Transferor employed in the Business on the Transfer Date;

         "EXCLUDED ASSETS" means the business and assets contributed and otherwise transferred to KHL pursuant to and in accordance with that certain Intra Group Asset Contribution and Transfer Agreement between Transferor and KHL dated June 15, 1997;

         "FURNITURE AND FURNISHINGS" means furniture and furnishings, accessories and consumable supplies therefor owned or used by the Transferor in the Business at the Transfer Date (excluding any items which are subject to the Purchased Contracts);

         "INVENTORY" means all finished goods owned by the Transferor on the Transfer Date for sale in the Business;

         "THE LIABILITIES" means all monies owed by and claimed against the Transferor at the close of business on the Transfer Date in relation to the Business in respect of contracts and other creditors including wages of the Employees, the burden of all Purchased Contracts and/or contingent claims and liabilities;

         "PURCHASED CONTRACTS" means all current contracts for the sale of goods or the supply of services by the Transferor in connection with the Business and all orders, rights and engagements of the Transferor in connection with the Business which are in existence and have not been fully performed on the Transfer Date;

         "TECHNICAL RECORDS" means the books of account, payroll stock and other records, list of suppliers, VAT records, computer programs, trade and advertising literature, all files, records, drawings and other books and documents and like effects relating to the Business; and

         "TRANSFER DATE" means June 15, 1997.

1.2 References to clauses and schedules are to clauses and schedules to this Agreement.

1.3 The headings in this Agreement are for convenience of reference only and shall not affect the interpretation hereof.

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2.       CONTRIBUTION AND TRANSFER OF ASSETS:

2.1 In accordance with the terms of this Agreement, the Transferor shall contribute, as a capital contribution, and otherwise transfer, convey and deliver free from all liens, charges and encumbrances whatsoever and the Transferee shall accept, the Business as a going concern with effect from the Transfer Date and all of the Assets described below, and such other assets used or to be used in the Business not otherwise listed below or reflected in the Technical Records or financial statements, if any, of the Transferor:

         2.1.1    the Accounts Receivable;

         2.1.2    the Cash Balances;

         2.1.3    the Furniture and Furnishings;

         2.1.4    the Inventory;

         2.1.5    the benefit, subject to the burden, of the Purchased
                  Contracts; and

         2.1.6    the Technical Records.

2.2 Nothing in this Agreement shall operate to transfer from the Transferor nor to impose any obligation or liability on the Transferee in respect of any of the Excluded Assets.

3.       ASSUMED LIABILITIES:

3.1 The Transferee shall assume, pay, satisfy, discharge, fulfill and indemnify the Transferor against all the Liabilities and with effect from the close of business on the Transfer Date, shall pay all proper monies, taxes, rent, rates, costs, expenses and outgoings of whatever nature thenceforth accruing or incurred in respect of the Business.

3.2 The Transferee confirms that it intends to use the Assets in carrying on the same kind of business as that carried on by the Transferor. It is accordingly expected and intended by the parties that the provisions of Section 33 of the Value Added Tax Act 1983 and Regulation 5 of the Value Added Tax (Special Provisions) Order 1992 shall apply to the transfer of the Assets and that no value added tax shall be chargeable in respect thereof), but in the event that such provisions do not apply to the transfer of the Assets, the amount so chargeable shall be paid by the Transferee.

4.       COMPLETION:

4.1 Completion of the contribution and transfer of the Business and the Assets shall take place on the Transfer Date as follows:

         4.1.1 The Transferor shall deliver to the Transferee possession of the Assets as are transferable by delivery whereupon title to those assets shall pass to the Transferee by delivery;

         4.1.2 The Transferor shall place the Transferee in effective possession, control and operation of the Business; and


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         4.1.3    In the case of any of the Assets subject to credit sale,
                  lease, purchase, hire purchase and hiring agreements, with effect from the Transfer Date the Transferor shall permit the Transferee to have the use of the same as licensee only prior to any necessary third party consents being obtained;

         4.1.4 The Transferor shall deliver to KHL possession of the Excluded Assets and the control and operation of the business associated therewith.

4.2 Upon and after Completion, the Transferor shall, as hereinafter provided, do and execute or procure the execution of all other necessary acts, deeds, documents and things within its power for effectively vesting the Business and the Assets in the Transferee and pending the doing and executing of such acts, deeds, documents and things shall hold the legal estate in such Assets in trust for the Transferee.

4.3 In any case where the consent of any person, firm or corporate body not a party to this Agreement is required for the contribution and transfer from the Transferor to the Transferee of any Assets hereby agreed to be contributed and transferred, the contribution and transfer of such Assets shall be conditional upon such consent which the Transferor shall use all reasonable endeavors to obtain as soon as practicable.

5.       EMPLOYEES:

         The Transferee hereby agrees and acknowledges that with effect from the Transfer Date the contract of employment of each of the Employees was not terminated but continues to have effect as if originally made between each Employee and the Transferee in accordance with and save as may be otherwise provided by the Transfer of Undertakings (Protection of Employment) Regulations 1981.

6.       WARRANTIES:

6.1 The Transferor represents, warrants and undertakes to and with the Transferee that each of the following Warranties is now and will at the Transfer Date be true and accurate:

         6.1.1 That the Transferor has good and marketable title to all the Assets free from any encumbrances, other third party rights, hire or hire purchase agreements, credit sale agreements, agreements with payments on preferred terms or bills of sale and any rights of any persons to call for any of the same;

         6.1.2 That the Business has no liabilities, obligations or contingencies of any kind, whether absolute, contingent, unaccrued, asserted or unasserted, or otherwise, except liabilities, obligations or contingencies that were in existence on the Accounting Date and are fully accrued or reserved in the Accounts or that have been incurred after such date in the ordinary course of the Business; and

         6.1.3 That the Transferor has obtained all necessary environmental licenses, if any, for the carrying on of the Business and that the licenses, if any, are all valid and subsisting.

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6.2      Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or interference from any other Warranty or any other term of this Agreement.

6.3 The Transferor shall not be liable in respect of claims under any of the Warranties set out in Clause 6.1, above.

7.       COSTS:

         The Transferee shall pay all costs in relation to the contribution and transfer of the Assets, including all legal and accountancy costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement, as well as any tax or duties arising in connection with the transfer.

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8.       GENERAL:

8.1 The provisions of this Agreement shall not be deemed to merge on Completion, and so far as anything remains to be performed, shall continue in full force and effect notwithstanding Completion.

8.2 The terms and conditions of this Agreement represent the entire agreement between the parties relating to the transfer of the Business and the Assets.

8.3 Any notices must be in writing and may be given to either party at its registered office (or to such other address as may have been notified to the other party from time to time) and shall be deemed in all cases to have been received by the respective addressee twenty-four hours after the date of dispatch of the relevant notice.

8.4 This Agreement shall be construed and take effect in all respects in accordance with the laws of England.

         IN WITNESS WHEREOF, the hands of authorized representatives of the parties the day and year first above written.

By________________________                  By_________________________
     Authorized Representative                 Authorized Representative of
     Kennametal Inc.                           of J&L America, Inc.